Exhibit (8)(o)(vii)

                                 Amendment No. 4

THIS AMENDMENT No. 4 to the Participation Agreement is made as of November 18, 2010, by and between Rydex Variable Trust (the "Trust"), Rydex Distributors, LLC (formerly, Rydex Distributors, Inc., and referred to herein as the "Underwriter") and Jefferson National Life Insurance Company (the "Company");

WHEREAS, The Trust, Underwriter and Company are parties to a Participation Agreement dated March 24, 2000, as amended April 13, 2004 and November 1, 2006, and May 14, 2010 (the "Agreement"); and

WHEREAS, the parties to the Agreement desire to add certain series of SBL Fund (the "Fund") as investment options for purchase by the Company, on behalf of its separate accounts; and

WHEREAS, the parties hereby agree that the Underwriter will make available for purchase by the Company shares of the Fund on Friday, November 19, 2010; and

WHEREAS, a new participation agreement has been drafted to replace the existing Agreement, which will include all amendments made to-date and also will include the Fund; and

WHEREAS, the parties agree to review and finalize the new participation agreement on mutually agreeable terms as promptly as reasonably possible, and agree that the terms of the existing Agreement will apply to the purchase and redemption of the Fund until the earliest date the new agreement can be entered into.

NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties hereto agree as follows:

      1. Shares of the Series of the Fund as are specified in the attached Exhibit A shall be available for purchase by the Company as of Friday, November 19, 2010. Each of these shall be considered "Funds" for purposes of the Agreement.

      2. The parties will make commercially reasonable efforts to enter into a new participation agreement on mutually agreeable terms as soon as reasonably possible.


      3. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

      4. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first above written.

JEFFERSON NATIONAL LIFE                    RYDEX DISTRIBUTORS, LLC
INSURANCE COMPANY

By:                                        By:
       -------------------------------            ------------------------------
Name:                                      Name:
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Title:                                     Title:
       -------------------------------            ------------------------------

RYDEX VARIABLE TRUST

By:
       -------------------------------
Name:
       -------------------------------
Title:
       -------------------------------

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                                    EXHIBIT A

The available series of SBL Fund available pursuant to this Amendment to the Agreement are:

      Series A (Large Cap Core Series)
      Series B (Large Cap Value Series)
      Series C (Money Market Series) - not available
      Series D (Global Series)
      Series E (U.S. Intermediate Bond Series)
      Series J (Mid Cap Growth Series)
      Series N (Managed Asset Allocation Series)
      Series O (All Cap Value Series)
      Series P (High Yield Series)
      Series Q (Small Cap Value Series)
      Series V (Mid Cap Value Series) - not available
      Series X (Small Cap Growth Series)
      Series Y (Large Cap Concentrated Growth Series)
      Series Z (Alpha Opportunity Series) - not available